Exhihit 99.1



                                 PRESS RELEASE


            AEGIS REALTY, INC. SIGNS DEFINITIVE MERGER AGREEMENT WITH
                              PHILLIPS EDISON, LTD

             Aegis Stockholders to Receive $11.52 Per Share in Cash


NEW YORK, NY - December 24, 2002 - Aegis Realty Inc., ("Aegis"), (AMEX: AER) today announced that it has entered into a definitive merger agreement with a subsidiary of Phillips Edison, LTD ("PECO"), a privately held owner of grocery-anchored community shopping centers, whereby Aegis will merge with and into PECO. Pursuant to the merger agreement, PECO will acquire Aegis' entire portfolio of shopping center assets, consisting of 28 community shopping centers in 15 states, aggregating over 3.1 million square feet of gross leasable area. As part of the total consideration that is being paid by PECO, each share of Aegis' issued and outstanding common stock will be converted into the right to receive $11.52 per share in cash.

This transaction is the result of a year-long process whereby Aegis and its financial advisor, RBC Capital Markets ("RBC"), explored various alternatives and conducted a broad-based marketing effort which resulted in the receipt of numerous bids from potential buyers to effect the sale of Aegis and its assets.

"After an extensive process and a careful evaluation of the alternatives generated by the RBC engagement, we believe this transaction will provide our shareholders with the best combination of value and liquidity," said Stuart J. Boesky, Chairman, Chief Executive Officer and President of Aegis.

Merger Terms
------------
The proposed transaction is structured so that Aegis will merge with and into a subsidiary of PECO, with the PECO subsidiary being the surviving entity. PECO will pay total consideration of up to $170.2 million, which includes the purchase of all of Aegis' common stock, options to purchase common stock and the operating partnership units of Aegis Realty Operating Partnership, L.P. ("OP Units"), for approximately $101.8 million and the assumption of $68.4 million of Aegis' debt. All of Aegis' common stock will be converted into the right to receive $11.52 per share (as mentioned above), each holder of options to purchase Aegis' common stock will be entitled to receive the difference between $11.52 and the strike price of the option, and each holder of OP Units will have the option to exchange the OP Units for common shares and receive $11.52 per share or remain limited partners of the Operating Partnership.

PECO will pay the merger consideration in cash, utilizing a combination of equity and debt.

Under the advisory contract between Aegis and Related Aegis, L.P., Aegis' external advisor (the "Advisor"), and the property management agreement between Aegis and RCC Property Advisors (the "Property Manager"), the Advisor and Property Manager are entitled to receive termination fees in connection with the merger. PECO, which is in the business of owning shopping center properties, did not view Aegis' interests in the two partnerships which own garden apartment complexes as core to its operations. To better facilitate a transaction, the Advisor and the Property Manager agreed to accept the transfer of 100% of those interests in the garden apartments in lieu of cash in satisfaction of all fees due to them under their agreements. In addition, the Advisor has agreed to be responsible for all fees due to RBC for their role as financial advisor to the Board of Directors of Aegis. Aegis has retained an independent valuation firm to assess the value of the garden apartment interests to confirm that their fair


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market value is not more than the amounts due to the Advisor and Property
Manager (taking into consideration their obligation to pay the fees due to RBC).

Completion of the merger with PECO is subject to approval of Aegis stockholders and normal closing conditions. In addition, until the closing, Aegis has agreed to operate in accordance with certain budgets which may result in an adjustment, up or down, to the amount of the merger consideration depending upon actual operations and expenses. The merger has been approved unanimously by the Board of Directors of Aegis and the transfer of the garden apartment interests to the Advisor and Property Manager, has been unanimously approved by the independent directors.

Financial Advisor
-----------------
Aegis was advised in this transaction by RBC Capital Markets, Inc. RBC has issued an opinion that the consideration to be paid in the transaction is fair to the Company and its stockholders from a financial point of view, subject to the qualifications in such opinion.

Conference Call
---------------
A conference call is scheduled for 9:00 a.m. Eastern Standard Time on Thursday, December 26, 2002. Investors, brokers, analysts and stockholders wishing to participate should call (800) 289-0485. For interested individuals unable to join the conference call, replay of the call will be available through January 9, 2003 at (888) 203-1112. The Passcode is 463543.

About Aegis Realty
------------------
Aegis Realty, a geographically diversified real estate investment trust, has property holdings in 15 states. The Company's current portfolio includes direct or indirect interests in 28 neighborhood shopping centers and two garden apartment complexes. For more information, please contact the Stockholder Services Department directly at (800) 831-4826.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, trends, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. With respect to the proposed merger, there is the risk that PECO will not obtain the financing necessary to consummate the merger notwithstanding the fact that it has obtained commitments for such financing as described in the merger agreement. Additional risks relating to the Company can be found in the Company's filings with the Securities and Exchange Commission, including the 2001 Annual Report on Form 10-K and the proxy statement which will be delivered to stockholders as part of the approval process. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any changes in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Important additional information will be filed with the SEC
-----------------------------------------------------------
Aegis will be filing a proxy statement with the SEC in connection with the above-described transaction. Investors and security holders are urged to read the proxy statement because it will contain important information. The proxy statement and other documents filed by Aegis with the SEC may be obtained when they become available free of charge at the SEC's website (http://www.sec.gov).

Aegis, and its directors and officers, and the advisor, and the directors and officers of its sole general partner, may be deemed to be "participants" in the solicitation of proxies from Aegis stockholders in connection with the transaction. These potential participants have interest in the


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transaction, some of which could differ from those of Aegis stockholders generally. Information about the directors and officers of Aegis and the general partner of the advisor, including such individuals' ownership of Aegis shares, is set forth in the proxy statement for Aegis' 2002 annual meeting of stockholders (and is available at the SEC website listed above). Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the proxy statement when it becomes available.



AT AEGIS REALTY, INC.
Brenda Abuaf
Director of Shareholder Services
(800) 831-4826